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As filed with the Securities and Exchange Commission on November 26, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HRPT PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	04-6558834 (I.R.S. Employer Identification No.)

400 Centre Street
Newton, Massachusetts 02458
(617) 332-3990
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John C. Popeo
Treasurer and Chief Financial Officer
HRPT Properties Trust
400 Centre Street
Newton, Massachusetts 02458
(617) 332-3990
(Name, address, including zip code, telephone number, including area code, of agent for service)

Copy to:
Alexander A. Notopoulos, Jr., Esq.
Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
(617) 338-2800

           Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Shares of Beneficial Interest, $.01 par value per share(1)	2,153,941	$2.62	$5,643,325.42	$221.78

(1)
Each common share registered hereby may include a right to purchase junior participating preferred shares or other securities as more fully described herein.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered hereby an additional indeterminate number of common shares as may become issuable to the selling shareholder as a result of stock splits, stock dividends and similar transactions, and, in any such event, the number of shares registered hereby shall be automatically increased to cover the additional shares.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the registrant's common shares on the New York Stock Exchange on November 24, 2008.

PROSPECTUS

2,153,941 Shares

HRPT Properties Trust

Common Shares of Beneficial Interest

        The selling shareholder identified in this prospectus may from time to time sell up to an aggregate of 2,153,941 of our common shares of beneficial interest, par value $.01 per share, at such price or prices as the selling shareholder may, from time to time, determine. The selling shareholder will pay any brokerage fees and commissions and similar sale-related expenses. We will pay the expenses of registering the securities. We will not receive any proceeds from the sale of these shares. You should read this prospectus together with the additional information described under the heading "Incorporation of Certain Documents by Reference" before you invest.

        The selling shareholder may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

        A prospectus supplement may add updates or change information contained in this prospectus.

        Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol "HRP." On November 25, 2008, the last reported sale price for our common shares on the NYSE was $2.34.

        Investing in our common shares involves risks. Before buying the shares you should carefully read this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2007.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Our principal executive offices are located at 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 332-3990.

The date of this prospectus is November 26, 2008.

 ABOUT THIS PROSPECTUS

        You should carefully read this prospectus, together with any applicable prospectus supplement and the information incorporated herein or therein by reference, before making an investment decision.

        You should rely only on the information incorporated by reference or provided in this prospectus or any applicable prospectus supplement. Neither we nor the selling shareholder has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholder will make an offer of our securities in any jurisdiction where it is not permitted. You should assume that information in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein, is accurate only as of the date of the document containing the information. Our business, financial condition, results of operation and prospects may have changed since that date.

        References in this prospectus to "we," "us," "our" or "HRPT" mean HRPT Properties Trust and its consolidated subsidiaries unless otherwise noted.

i

WARNING CONCERNING FORWARD LOOKING STATEMENTS

        THIS PROSPECTUS, INCLUDING THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE, CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS. WHENEVER WE USE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "ESTIMATE" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. FORWARD LOOKING STATEMENTS RELATE TO VARIOUS ASPECTS OF OUR BUSINESS, INCLUDING:

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  THE CREDIT QUALITY OF OUR TENANTS,

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  THE LIKELIHOOD THAT OUR TENANTS WILL PAY RENT, RENEW LEASES, SIGN NEW LEASES OR BE AFFECTED BY CYCLICAL ECONOMIC CONDITIONS,

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  OUR ACQUISITION AND SALE OF PROPERTIES,

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  OUR ABILITY TO COMPETE EFFECTIVELY,

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  OUR ABILITY TO PAY INTEREST ON AND PRINCIPAL OF OUR DEBT,

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  OUR ABILITY TO PAY DISTRIBUTIONS TO SHAREHOLDERS,

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  OUR POLICIES AND PLANS REGARDING INVESTMENTS AND FINANCINGS,

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  THE FUTURE AVAILABILITY OF BORROWINGS UNDER OUR REVOLVING CREDIT FACILITY,

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  OUR TAX STATUS AS A REAL ESTATE INVESTMENT TRUST, AND

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  OUR ABILITY TO RAISE EQUITY OR TERM DEBT.

        OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. SUCH FACTORS INCLUDE, WITHOUT LIMITATION,

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  CHANGES IN THE ECONOMY AND THE CAPITAL MARKETS,

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  COMPETITION WITHIN THE REAL ESTATE INDUSTRY OR THOSE INDUSTRIES IN WHICH OUR TENANTS OPERATE,

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  CHANGES IN FEDERAL, STATE AND LOCAL LEGISLATION,

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  IF THE AVAILABILITY OF DEBT CAPITAL REMAINS RESTRICTED OR BECOMES MORE RESTRICTED, WE MAY BE UNABLE TO REFINANCE OR REPAY OUR DEBT OBLIGATIONS WHEN THEY BECOME DUE OR ON TERMS WHICH ARE AS FAVORABLE AS WE NOW HAVE,

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  SOME OF OUR TENANTS MAY NOT RENEW EXPIRING LEASES, AND WE MAY BE UNABLE TO LOCATE NEW TENANTS TO MAINTAIN THE HISTORICAL OCCUPANCY RATES OF OUR PROPERTIES,

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  RENTS THAT WE CAN CHARGE AT OUR PROPERTIES MAY DECLINE,

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  OUR TENANTS MAY EXPERIENCE LOSSES AND BECOME UNABLE TO PAY OUR RENTS,

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  CERTAIN OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS STATE, AS OF SEPTEMBER 30, 2008, THAT WE HAVE AGREEMENTS TO SELL 21 COMMERCIAL OFFICE, MEDICAL OFFICE, CLINIC AND BIOTECH LABORATORY PROPERTIES FOR APPROXIMATELY $347 MILLION, AND THAT THESE SALES ARE EXPECTED TO BE COMPLETED BY APRIL 30, 2009. THESE PROPERTY SALES ARE SUBJECT TO VARIOUS CONDITIONS AND CONTINGENCIES TYPICAL OF LARGE COMMERCIAL REAL ESTATE TRANSACTIONS, INCLUDING, AMONG OTHER MATTERS, THIRD PARTY CONSENTS AND FINANCING CONTINGENCIES RELATING TO CERTAIN PROPERTIES. IF THESE CONDITIONS ARE NOT SATISFIED, SOME OR ALL OF THESE SALES MAY NOT BE COMPLETED, THE PURCHASE PRICES WE RECEIVE MAY DECLINE OR THESE SALES MAY BE ACCELERATED OR DELAYED,

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  CONTINGENCIES IN OUR COMMITTED ACQUISITIONS MAY CAUSE THESE TRANSACTIONS NOT TO OCCUR OR TO BE DELAYED,

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  WE MAY BE UNABLE TO IDENTIFY PROPERTIES WHICH WE WANT TO BUY OR TO NEGOTIATE ACCEPTABLE PURCHASE PRICES,

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  WE MAY BE UNABLE TO MAINTAIN OUR CURRENT RATE OF DISTRIBUTIONS AND FUTURE DISTRIBUTIONS MAY BE SUSPENDED OR PAID AT A LESSER RATE THAN THE DISTRIBUTIONS WE NOW PAY, AND

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  OTHER RISKS MAY ADVERSELY IMPACT US, AS DESCRIBED MORE FULLY IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, UNDER "ITEM 1A. RISK FACTORS."

        THESE RESULTS COULD OCCUR DUE TO MANY DIFFERENT CIRCUMSTANCES, SOME OF WHICH, SUCH AS CHANGES IN OUR TENANTS' FINANCIAL CONDITIONS OR NEEDS FOR LEASED SPACE, OR CHANGES IN THE CAPITAL MARKETS OR THE ECONOMY GENERALLY, ARE BEYOND OUR CONTROL. THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE DIFFERENCES FROM OUR FORWARD LOOKING STATEMENTS.

        YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS.

        EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, WE DO NOT INTEND TO IMPLY THAT WE WILL RELEASE PUBLICLY THE RESULT OF ANY REVISION TO THE FORWARD LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS TO REFLECT THE FUTURE OCCURRENCE OF PRESENTLY UNANTICIPATED EVENTS.

THE COMPANY

        We are a real estate investment trust, or REIT, which primarily owns commercial office buildings located in major metropolitan areas throughout the United States. In addition to commercial office buildings, we also own approximately 30.6 million square feet of industrial properties, including approximately 17 million square feet of leased industrial and commercial lands located in Oahu, Hawaii. At September 30, 2008, we owned 533 properties with approximately 66.1 million square feet located in 36 states and Washington, D.C., plus 21 buildings held for sale with approximately 1.1 million square feet.

        We are organized as a Maryland real estate investment trust. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 332-3990.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common shares by the selling shareholder.

SELLING SHAREHOLDER

        The selling shareholder named below acquired the common shares offered by this prospectus directly from us in the transaction described below under the caption "Transactions with Selling Shareholder." The selling shareholder does not have, and within the past three years has not had, any position, office or material relationship with us or our affiliates, except for the transaction described under that caption.

        The selling shareholder named below, or its limited partners (collectively referred to in this prospectus as the selling shareholder), may from time to time sell any and all of the common shares registered under the registration statement relating to this prospectus. The registration of these common shares does not necessarily mean that the selling shareholder will sell all or any of the common shares.

        The following table contains the name of the selling shareholder, the number of our common shares beneficially owned by the selling shareholder immediately prior to the date of this prospectus, the maximum number of common shares that may be offered and sold pursuant to this prospectus and information regarding the beneficial ownership of our common shares by the selling shareholder, and reflects the assumed sale of all of the shares offered by this prospectus. Because the selling shareholder may sell all, some or no common shares it beneficially owns, we cannot estimate either the number or percentage of common shares that will be beneficially owned by the selling shareholder after completion of the offering to which this prospectus relates. The following table has been prepared assuming that the selling shareholder will sell all of our common shares it beneficially owns that have been registered by us and does not acquire any additional common shares. In addition, the selling shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our common shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, after the date on which it provided the information set forth in the table below.

        The information provided in the following table with respect to the selling shareholder has been obtained from the selling shareholder, and we have not sought to verify this information. Such information may change from time to time, and, to the extent required, any changed information will be set forth in prospectus supplements or in amendments to the registration statement of which this prospectus forms a part, as may be appropriate.

Name	Number of Common Shares Beneficially Owned Prior to the Offering	Number of Common Shares Being Offered Hereby	Percentage of Common Shares Outstanding	Number of Common Shares to be Owned After Completion of the Offering
Six Plus Investment Partnership, L.P.(1)	2,153,941	2,153,941	*	(2)

(*)
Less than 1% of our common shares.

(1)
The named selling shareholder is a Delaware limited partnership, of which Six Plus, Inc., a Delaware corporation, is the general partner. Andrew G. P. Hobbs, Jr. is the Managing Director of Six Plus, Inc. The selling shareholder has advised us that it has sole investment power over the common shares reflected in the table and that, subject to the Voting Trust Agreement described below under the caption "Transactions with Selling Shareholder" has sole voting power over such shares. Under applicable regulatory definitions, the named selling shareholder, Six Plus, Inc. and Mr. Hobbs may be deemed to have shared investment power over the common shares reflected in the table. Also, under applicable regulatory definitions, the Voting Trustee under such Voting Trust Agreement may have sole voting power over such shares and, subject to the provisions of the Voting Trust Agreement, the named selling shareholder, Six Plus, Inc. and Mr. Hobbs may be deemed to have shared voting power over shares. To the extent such Voting Trustee has voting power over the shares, it may be deemed to share such voting power with certain of its officers, directors or other control persons. The named selling shareholder has advised us that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

(2)
Assumes the sale of all shares registered for the account of the selling shareholder. The selling shareholder may sell all, some or no portion of the common shares registered hereunder.

TRANSACTIONS WITH SELLING SHAREHOLDER

        The shares were issued to the selling shareholder named above in connection with our acquisition via merger, or the Merger, of 42 properties (including one acquired in a related transaction) containing 1,827,000 square feet of space, or the Properties, for approximately $112.0 million, subject to adjustment, consisting of cash, assumption of certain liabilities and 2,153,941 of our common shares. The Properties were acquired pursuant to the terms of an Agreement and Plan of Merger, dated July 16, 2008, or the Merger Agreement, among us, HRPT Lenexa Properties Trust, HRPT/Acquisition Inc. and Lenexa Industrial Park, Inc., or LIP, the stockholders of LIP, including the selling shareholder, and Andrew G. P. Hobbs, Jr., as the stockholder representative, or the Representative. On July 17, 2008, the closing date of the Merger, we issued 1,990,955 shares to the selling shareholder and paid $17.7 million in cash proceeds to the other stockholders of LIP. The remaining 162,986 shares and $1.5 million of the cash proceeds were placed into escrow to serve as a source to fund post-merger adjustments to the purchase price, for payment of certain tax liabilities and for payment of certain indemnification obligations which may be payable by the stockholders of LIP, including the selling shareholder, pursuant to the Merger Agreement.

        Contemporaneously with the execution of the Merger Agreement, we entered into a Registration Rights Agreement with the selling shareholder pursuant to which we undertook to file a "shelf" registration statement covering the resale to the public of the common shares issued in consideration for the Properties. We also entered into a Voting Trust Agreement with the selling shareholder and Reit Management & Research LLC, or RMR, our manager, as Voting Trustee, pursuant to which the selling shareholder granted to the Voting Trustee the power to vote any common shares issued to the selling shareholder in consideration for the Properties until the earlier of a resale of the common shares to the public pursuant to a "shelf" registration statement covering such sale or a resale pursuant to Rule 144 under the Securities Act. The registration statement of which this prospectus forms a part is the "shelf" registration statement contemplated by the Registration Rights Agreement and the Voting Trust Agreement, and purchasers of common shares offered hereby, will not be subject to the provisions of the Voting Trust Agreement.

 DESCRIPTION OF COMMON SHARES

        The following is a summary description of the material terms of our common shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information."

        Our declaration of trust authorizes us to issue up to an aggregate of 400,000,000 shares of beneficial interest, including 350,000,000 common shares of beneficial interest, par value $.01 per share, and 50,000,000 preferred shares of beneficial interest, par value $.01 per share. As of the date of this prospectus, 12,650,000 of those preferred shares of beneficial interest are designated as Series B Cumulative Redeemable Preferred Shares, 6,000,000 are designated as Series C Cumulative Redeemable Preferred Shares, and 15,180,000 are designated as Series D Cumulative Convertible Preferred Shares. In addition, in connection with the adoption of our shareholders' rights plan, our board has designated 3,500,000 preferred shares of beneficial interest as Junior Participating Preferred Shares, which are described more fully below under "Description of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws—Rights Plan." Further information about our Series B, Series C, Series D Preferred Shares and Junior Participating Preferred Shares is contained in the information which is incorporated by reference into this prospectus, and if you want additional information regarding our preferred shares of beneficial interest, you should read our declaration of trust, as amended, and the applicable articles supplementary, copies of which have been filed with the SEC. See "Where You Can Find More Information."

        Our declaration of trust contains a provision permitting our board, without any action by our shareholders, to amend the declaration of trust at any time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class that we have authority to issue. Our declaration of trust further authorizes our board to cause us to issue our authorized shares and to reclassify any unissued preferred shares into other classes or series. We believe that this ability of our board will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although our board has no intention at the present time of doing so, it could authorize us to issue a new class or series that could, depending upon the terms of the class or series, delay, defer or prevent a change of control of us.

        All of our common shares are entitled to the following, subject to the preferential rights of any other class or series of shares which may be issued and to the provisions of our declaration of trust regarding the restriction of the ownership of shares of beneficial interest:

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  to receive distributions if, as and when authorized by our board and declared by us out of assets legally available for distribution; and

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  to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Holders of our common shares do not have cumulative voting rights in the election of trustees.

        Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. Shareholders have no preemptive rights to subscribe for any of our securities.

        For other information with respect to our common shares, including effects that provisions in our declaration of trust and bylaws may have in delaying, deferring or preventing a change in our control, see "Description of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws" below.

Registrar and Transfer Agent

        The registrar and transfer agent for our common shares is Wells Fargo Bank, National Association.

DESCRIPTION OF CERTAIN PROVISIONS OF MARYLAND LAW
AND OF OUR DECLARATION OF TRUST AND BYLAWS

        We are organized as a Maryland real estate investment trust. The following is a summary of our declaration of trust and bylaws and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire declaration of trust and bylaws, copies of which we have previously filed with the SEC, or refer to the provisions of Maryland law.

Trustees

        Our declaration of trust and bylaws provide that only our board of trustees will establish the number of trustees, provided however that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Any vacancy on the board may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred or was created and until a successor is elected and qualifies.

        Our declaration of trust divides our board into three classes. Shareholders elect the trustees of each class for three-year terms upon the expiration of their current terms. Shareholders elect only one class of trustees each year.

        We believe that classification of our board helps to assure the continuity of our business strategies and policies. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our common shares are able to elect all of the successors of the class of trustees whose term expires at that meeting. The classified board provision could have the effect of making the replacement of our incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders are generally required to effect a change in a majority of our board.

        Our declaration of trust requires that a majority of our trustees be independent (except for temporary periods due to vacancies), which for that purpose is defined generally as a trustee who, in his or her individual capacity, (1) is neither an affiliate of, nor has any material business or professional relationship with, our manager, RMR, or any person or entity whom the trustees have, in accordance with certain provisions of the declaration of trust, elected to permit to purchase in excess of 9.8% of our shares, and (2) does not perform any services for us except as trustee.

        Under our bylaws, our trustees are qualified as "independent trustees" or "managing trustees", and our bylaws require that (except for temporary periods due to vacancies), a majority of the trustees holding office will at all times be independent trustees. For those purposes, an "independent trustee" is one who is not one of our officers, is not involved in our day to day activities and is not an employee or affiliate of our manager, RMR, and does not otherwise have a material business or professional relationship with us, RMR or any other person or entity that holds in excess of 9.8% of our issued and outstanding shares of beneficial interest and who qualifies as independent under our declaration of trust and applicable rules of the NYSE. A "managing trustee" is a trustee who is not an independent trustee and who has been an employee of RMR or has been involved in our day to day activities for at least one year prior to his or her election. Our board is currently composed of three independent trustees and two managing trustees.

        Our declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of the holders of at least two-thirds of our common shares entitled to be cast in the election of trustees. This provision precludes shareholders from removing our incumbent trustees unless they can obtain a substantial affirmative vote of shares.

Advance Notice of Trustee Nominations and New Business

         Shareholder recommendations for nominees.    It is the policy of our Nominating and Governance Committee to consider candidates for election as trustees who are recommended by our shareholders of record who are entitled to make nominations of persons for election to our board at the applicable meeting and who have timely and properly provided a notice of a recommendation for a nominee. The notice for a recommendation for a nominee must be delivered to our secretary and to the chair of our Nominating and Governance Committee at our principal executive offices not later than the time that a notice of a nomination must be provided to our secretary as described below for the applicable meeting. Any such notice must be accompanied by the same information, copies of share certificates and other documents as described below. In considering shareholder recommendations for nominees, the Nominating and Governance Committee may request additional information concerning the nominee or the nominating shareholder or shareholder associated person (as defined below).

         Shareholder nominations and proposals at annual meetings.    Under our bylaws, in order for a shareholder to be entitled to nominate a person for election to our board at an annual meeting of shareholders or to propose any other item of business to be considered by shareholders at an annual meeting, such shareholder must (1) be a shareholder of record at the time of giving of notice described below through and including the time of the annual meeting, (2) be entitled to make nominations or propose other business and to vote at the meeting, (3) timely and properly give the notice described below, and (4) otherwise comply with the terms and provisions of our bylaws.

        For nominations for election to our board or other business to be properly brought before an annual meeting by a shareholder of record, the shareholder of record must have given timely notice thereof in writing to our secretary and such other business must otherwise be a proper matter for action by shareholders. To be timely, a notice from a shareholder of record must set forth all information required below and must be delivered to our secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. In the event that the date of the proxy statement for the annual meeting is more than 30 days earlier than the first anniversary of the date of the proxy statement for the preceding year's annual meeting, notice by the shareholder of record to be timely must be so delivered not later than 5:00 p.m. (Eastern Time) on the 10th day following the earlier of the day on which (i) notice of the annual meeting is mailed or otherwise made available or (ii) public announcement of the date of such meeting is first made by us. Notwithstanding the foregoing sentence, with respect to the annual meeting to be held in calendar year 2009, to be timely, a shareholder's notice shall be delivered to our secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on January 21, 2009 nor earlier than December 22, 2008. In no event will the postponement or adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above.

         Shareholder nominations at special meetings.    Under our bylaws, in order for a shareholder to be entitled to nominate a person for election to our board at a special meeting of shareholders, such special meeting of shareholders must be a special meeting at which trustees are to be elected and such shareholder must (1) be a shareholder of record at the time of giving of notice described below through and including the time of the special meeting, (2) be entitled to vote at the meeting, (3) timely and properly give the notice described below, and (4) otherwise comply with the terms and provisions of our bylaws.

        For nominations for election to our board to be properly brought before a special meeting at which trustees are to be elected, the shareholder of record must give notice of such nomination to our secretary at our principal executive office not earlier than the 150th day prior to such special meeting and not later than 5:00 p.m. (Eastern Time) on the later of: (1) the 120th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the trustees to be elected at such meeting. Neither the postponement or adjournment of a special meeting nor the public announcement of such postponement or adjournment will commence a new time period for the giving of a shareholder's notice as described above.

        No shareholder is entitled to give a notice of a nomination for election to our board or of other business to be properly brought before an annual meeting, or to give a notice of a nomination for election to our board to be properly brought before a special meeting at which trustees are to be elected or to make a recommendation for a nomination, unless such shareholder is a shareholder of record at the relevant times described above and holds share certificates for all our shares of beneficial interest owned by such shareholder, and a copy of each such share certificate must accompany such shareholder's notice to our secretary in order for such notice to be effective.

        Any notice from a shareholder of record referred to in the preceding paragraph must set forth:

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  as to each individual whom the shareholder of record proposes to nominate (or recommend, as the case may be) for election or reelection as a trustee, or a proposed nominee, and any proposed nominee associated person (as defined below), (1) the name, age, business address and residence address of such proposed nominee and the name and address of such proposed nominee associated person, (2) the class, series and number of any shares of our beneficial interest that are, directly or indirectly, beneficially owned or owned of record by such proposed nominee or by such proposed nominee associated person, (3) a statement of whether such proposed nominee is proposed for nomination as an independent trustee or a managing trustee and a description of such proposed nominee's qualifications to be an independent trustee or managing trustee, as the case may be, (4) the date such shares were acquired and the investment intent of such acquisition, (5) a description of all purchases and sales of our securities by such proposed nominee or by such proposed nominee associated person during the previous 24 month period, including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved, (6) a description of all derivative transactions (as defined below) by such proposed nominee or by such proposed nominee associated person during the previous 24 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, the transactions, such description to include all information that such proposed nominee or proposed nominee associated person would be required to report on an insider report (as defined below) if such proposed nominee or proposed nominee associated person were a trustee or the beneficial owner of more than 10 percent of our shares at the time of the transactions, (7) any performance related fees (other than an asset based fee) that such proposed nominee or such proposed nominee associated person is entitled to based on any increase or decrease in the value of our shares or instrument or arrangement of the type contemplated within the definition of derivative transaction, if any, as of the date of such notice, including, without limitation, any such interests held by members of such proposed nominee's or such proposed nominee associated person's immediate family sharing the same household with such proposed nominee or such proposed nominee associated person, (8) any proportionate interest in our shares or instrument or arrangement of the type contemplated within the definition of derivative transaction held, directly or indirectly, by a general or limited partnership in which such proposed nominee or such proposed nominee associated person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (9) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder, proposed nominee associated person, or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, or his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC (and any successor regulation), if the shareholder making the nomination and any proposed nominee associated person on whose behalf the nomination is made, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, (10) any rights to dividends on our shares owned beneficially by such proposed nominee or such proposed nominee associated person that are separated or separable from our underlying shares, (11) to the extent known by such proposed nominee or such proposed nominee associated person, the name and address of any other person who owns, of record or beneficially, any of our shares of beneficial interest and who supports the proposed nominee for election or reelection as a trustee, (12) all other information relating to such proposed nominee or such proposed nominee associated person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Section 14 (or any successor provision) of the Securities Exchange Act of 1934, as amended, or the Exchange Act and the rules and regulations promulgated thereunder and (13) such proposed nominee's notarized written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

  •
  as to any other business that the shareholder of record proposes to bring before the meeting, (1) a description of such business, (2) the reasons for proposing such business at the meeting and any material interest in such business of such shareholder or any shareholder associated person (as defined below), including any anticipated benefit to such shareholder or any shareholder associated person therefrom, (3) a description of all agreements, arrangements and understandings between such shareholder and shareholder associated person amongst themselves or with any other person or persons in connection with the proposal of such business by such shareholder and (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to bring the business before the meeting;

  •
  as to the shareholder of record giving the notice and any shareholder associated person, (1) the class, series and number of our shares of beneficial interest which are owned of record by such shareholder or by such shareholder associated person, if any, and (2) the class, series and number of, and the nominee holder for, any of our shares of beneficial interest that are owned, directly or indirectly, beneficially but not of record by such shareholder or by such shareholder associated person, if any, (3) with respect to the foregoing clauses (1) and (2), the date such shares were acquired and the investment intent of such acquisition and (4) all information relating to such shareholder and shareholder associated person that is required to be disclosed in connection with the solicitation of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Section 14 (or any successor provision) of the Exchange Act and the rules and regulations promulgated thereunder;

  •
  as to the shareholder of record giving the notice and any shareholder associated person, (1) the name and address of such shareholder and shareholder associated person, as they appear on our share ledger; and the current name and address, if different, of such shareholder and shareholder associated person and (2) the investment strategy or objective, if any, of such shareholder or shareholder associated person and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such shareholder or shareholder associated person;

  •
  as to the shareholder of record giving the notice and any shareholder associated person, (1) a description of all purchases and sales of our securities by such shareholder or shareholder associated person during the previous 24 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved, (2) a description of all derivative transactions by such shareholder or shareholder associated person during the previous 24 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, the transactions, such description to include, without limitation, all information that such shareholder or shareholder associated person would be required to report on an insider report if such shareholder or shareholder associated person were a trustee or the beneficial owner of more than 10 percent of our shares at the time of the transactions, (3) any performance related fees (other than an asset based fee) that such shareholder or shareholder associated person is entitled to based on any increase or decrease in the value of our shares or instrument or arrangement of the type contemplated within the definition of derivative transaction, if any, as of the date of such notice, including, without limitation, any such interests held by members of such shareholder's or shareholder associated person 's immediate family sharing the same household with such shareholder or shareholder associated person, (4) any proportionate interest in our shares or instrument or arrangement of the type contemplated within the definition of derivative transaction held, directly or indirectly, by a general or limited partnership in which such shareholder or shareholder associated person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (5) any rights to dividends on our shares owned beneficially by such shareholder or shareholder associated person that are separated or separable from our underlying shares;

  •
  to the extent known by the shareholder of record giving the notice, the name and address of any other person who owns, beneficially or of record, any of our shares of beneficial interest and who supports the nominee for election or reelection as a trustee or the proposal of other business on the date of such shareholder's notice; and

  •
  if more than one class or series of our shares of beneficial interest is outstanding, the class and series of our shares of beneficial interest entitled to vote for such proposed nominee and/or shareholder's proposal, as applicable.

        As used above,

  •
  a "shareholder associated person" of any shareholder means (1) any person acting in concert with such shareholder, (2) any direct or indirect beneficial owner of our shares of beneficial interest owned of record, or beneficially, by such shareholder and (3) any person controlling, controlled by or under common control with such shareholder or shareholder associated person;

  •
  a "proposed nominee associated person" of any proposed nominee means (1) any person acting in concert with such proposed nominee, (2) any direct or indirect beneficial owner of our shares of beneficial interest owned of record or beneficially by such proposed nominee and (3) any person controlling, controlled by or under common control with such proposed nominee or proposed nominee associated person;

  •
  a "derivative transaction" by any person means (1) any transaction in, or arrangement, agreement or understanding with respect to, any option, warrant, convertible security, stock appreciation right or similar right with an exercise, conversion or exchange privilege, or settlement payment or mechanism related to, any of our securities, or similar instrument with a value derived in whole or in part from the value of our securities in any such case whether or not it is subject to settlement in our securities or otherwise or (2) any transaction, arrangement, agreement or understanding which included or includes an opportunity for such person, directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of any of our securities, to mitigate any loss or manage any risk associated with any increase or decrease in the value of our securities or to increase or decrease the number of our securities which such person was, is or will be entitled to vote, in any such case whether or not it is subject to settlement in our securities or otherwise; and

  •
  an "insider report" means a statement required to be filed pursuant to Section 16 of the Exchange Act (or any successor provisions) by a person who is a trustee or who is directly or indirectly the beneficial owner of more than 10 percent of our shares of beneficial interest.

        At the same time as the submission of any shareholder nomination or proposal of other business to be considered at a shareholders meeting that, if approved and implemented by us, would cause us or any of our subsidiaries to be in breach of any of our covenants or any of our subsidiaries or otherwise cause a default in any existing debt instrument or agreement of ours or any of our subsidiaries or other material contract or agreement of ours or any of our subsidiaries, the proponent shareholder or shareholders must submit to our secretary at our principal executive offices (1) evidence satisfactory to our board of the lender's or contracting party's willingness to waive the breach of covenant or default or (2) a plan for repayment of the indebtedness to the lender or curing the contractual breach or default and satisfying any resulting damage claim, specifically identifying the actions to be taken or the source of funds, which plan must be satisfactory to our board in its discretion, and evidence of the availability to us of substitute credit or contractual arrangements similar to the credit or contractual arrangements which are implicated by the shareholder nomination or other proposal that are at least as favorable to us, as determined by our board in its discretion.

        If (1) submission of any shareholder nomination or proposal of other business to be considered at a shareholders meeting that could not be considered or, if approved, implemented by us without us, any of our subsidiaries, the proponent shareholder, any proposed nominee of such shareholder, any proposed nominee associated person of such proposed nominee, any shareholder associated person of such shareholder, the holder of proxies or their respective affiliates or associates filing with or otherwise notifying or obtaining the consent, approval or other action of any federal, state, municipal or other governmental or regulatory body (a "Governmental Action") or (2) such shareholder's ownership of our shares or any solicitation of proxies or votes or holding or exercising proxies by such shareholder, any proposed nominee of such shareholder, any proposed nominee associated person of such proposed nominee, any shareholder associated person of such shareholder, or their respective affiliates or associates would require Governmental Action, then, at the same time as the submission of any shareholder nomination or proposal of other business to be considered at a shareholders meeting, the proponent shareholder or shareholders shall submit to our secretary at our principal executive offices (a) evidence satisfactory to our board that any and all Governmental Action has been given or obtained, including, without limitation, such evidence as our board may require so that any nominee may be determined to satisfy any suitability or other requirements or (b) if such evidence was not obtainable from a governmental or regulatory body by such time despite the shareholder's diligent and best efforts, a detailed plan for making or obtaining the Governmental Action prior to the election of any such proposed nominee or the implementation of such proposal, which plan must be satisfactory to our board in its discretion.

        If information submitted pursuant to these requirements by any shareholder proposing a nominee for election as a trustee or any proposal for other business at a meeting of shareholders is incomplete or inaccurate, any authorized officer or our board or any committee thereof may treat such information as not having been provided in accordance with the procedures described above and in our bylaws. Any notice submitted by a shareholder pursuant to these requirements that is deemed by our board inaccurate, incomplete or otherwise fails to satisfy completely any of these requirements shall be deemed defective and shall thereby render all proposals and nominations set forth in such notice defective. Upon written request by our secretary or our board or any committee thereof, any shareholder proposing a nominee for election as a trustee or any proposal for other business at a meeting of shareholders must provide, within three business days of delivery of such request (or such other period as may be specified in such request) (1) written verification, satisfactory to any authorized officer or our board or any committee thereof, in his, her or its discretion, to demonstrate the accuracy of any information submitted by the shareholder, (2) written responses to information reasonably requested by our secretary, board or any committee thereof and (3) a written update, to a current date, of any information submitted by the shareholder pursuant to the procedures described above and in our bylaws as of an earlier date. If a shareholder fails to provide such written verification, information or update within such period, the secretary or any authorized officer or our board may treat the information which was previously provided and to which the verification, request or update relates as not having been provided in accordance with the procedures described above and in our bylaws. We are not required to request clarification or updating of the information provided by any shareholder, but our board, a committee thereof or our secretary acting on behalf of our board or committee may do so in its discretion.

        Additional requirements for shareholder nominations and proposals appear in our bylaws. Only such individuals who are nominated in accordance with the procedures described above and in our bylaws will be eligible for election by shareholders as trustees and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth above and in our bylaws. The chairperson of the shareholders meeting and our board will have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures and, if any proposed nomination or other business is not in compliance with these procedures, to declare that such defective nomination or proposal be disregarded.

        A shareholder submitting any nominations or proposals of business to be considered at an annual or special meeting must also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations thereunder with respect to matters set forth above and in our bylaws. Nothing in the above described procedures will be deemed to require that a shareholder nomination of an individual for election to our board or a shareholder proposal relating to other business be included in our proxy statement except as may be required by law.

        Our board may from time to time require any individual nominated to serve as a trustee to agree in writing with regard to matters of business ethics and confidentiality while such nominee serves as a trustee, such agreement to be on the terms and in a form determined satisfactory by our board, as amended and supplemented from time to time in the discretion of our board. The terms of such an agreement may be substantially similar to our code of business conduct and ethics or any similar code promulgated by us or may differ from or supplement such code.

        For purposes of the foregoing, "public announcement" means disclosure in (1) a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or any other widely circulated news or wire service or (2) a document publicly filed by us with the SEC pursuant to the Exchange Act.

Meetings of Shareholders

        Under our declaration of trust and our bylaws, our annual meeting of shareholders will take place within six months after the end of the fiscal year. Our chief executive officer, our board or a majority of our independent trustees may call a special meeting of the shareholders. Pursuant to our declaration of trust, our secretary may also call a special meeting of shareholders upon the written request of holders of at least a majority of the shares entitled to vote at the meeting.

Liability and Indemnification of Trustees and Officers

        To the maximum extent permitted by Maryland law, our declaration of trust includes provisions limiting the liability of our present and former trustees and officers for money damages and obligating us to indemnify them against any claim or liability to which they may become subject by reason of their status or actions as our present or former trustees or officers. Our declaration of trust also obligates us to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding.

        The laws relating to Maryland real estate investment trusts, or the Maryland REIT Law, permit a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or the MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Additionally, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of that corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        We have also entered into indemnification agreements with our trustees and certain of our officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

        The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Shareholder Liability

        Under the Maryland REIT Law, a shareholder is not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity such as ours may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our trustees have not provided in the past and do not intend to provide insurance covering these risks to our shareholders.

        Our declaration of trust provides that any shareholder who violates the declaration of trust or bylaws will indemnify us and hold us harmless from and against all costs, expenses, penalties, fees and other amounts, including attorneys' and other professional fees, arising from the shareholder's violation, together with interest on such amounts.

Transactions with Affiliates

        Our declaration of trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them so long as the affiliate's interest in the transaction is disclosed or known to the trustees or shareholders and the transaction is ratified by a majority vote of either the trustees who are not interested in the transaction or the shareholders.

Actions by Shareholders by Written Consent

        Our bylaws provide procedures governing actions by shareholders by written consent. They provide that when shareholders act by written consent, they must provide written notice requesting that our board set a record date to determine the shareholders entitled to act. No shareholder may make such a request unless such shareholder holds certificates for all our shares of beneficial interest owned by such shareholder, and a copy of each such certificate shall accompany such shareholder's written notice to the secretary, as described in the preceding sentence, in order for such request to be effective. The notice must (1) contain the proposed action to be taken by written consent, (2) be signed by one or more shareholders of record as of the date of the notice, (3) bear the date of signature of each such shareholder and (4) contain all information that each shareholder who signs the notice that must be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved) or is otherwise required pursuant to Section 14 (or any successor provision) of the Exchange Act and the rules and regulations promulgated thereunder. The bylaws specify that any written consents must be signed by a majority of shareholders entitled to vote (or such higher percentage as may be specified in our declaration of trust for the action to be taken) and must be delivered to our secretary within 10 days of the record date set by the board. Any written consents must also meet other informational requirements as specified in our bylaws. Our bylaws also permit a review period of 90 days following receipt of any written consents during which inspectors of election may review their validity and the board is not required to take any other action regarding them.

Restrictions on Transfer of Shares

        Our declaration of trust provides that our board has the power to redeem or prohibit the transfer of a sufficient number of shares to maintain or bring the ownership of the shares into conformity with requirements for our qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). In connection with the foregoing, if our board shall, at any time and in good faith, be of the opinion that direct or indirect ownership of shares representing more than 9.8% in value of the total shares outstanding has or may become concentrated in the hands of one beneficial owner, other than specified excepted persons, our board shall have the power (1) to purchase from any shareholder the excess shares, and (2) to refuse to transfer or issue shares to any person whose acquisition of such shares would, in the opinion of our board, result in the direct or indirect beneficial ownership by any person of shares representing more than 9.8% in value of the outstanding shares. Any transfer of shares, options, or other securities convertible into shares that would create a beneficial owner, other than any of the excepted persons, of shares representing more than 9.8% in value of the total shares outstanding shall be deemed void ab initio, and the intended transferee shall be deemed never to have had an interest therein. Further our declaration of trust provides that transfers or purported acquisitions, directly, indirectly or by attribution, of shares, or securities convertible into shares, that could result in our disqualification as a REIT are null and void and permits our board to repurchase shares or other securities to the extent necessary to maintain our status as a REIT. The purchase price for any shares so purchased shall be determined by the price of the shares on the principal exchange on which they are then traded, or if no such price is available, then the purchase price shall be equal to the net asset value of such shares as determined by our board in accordance with applicable law. From and after the date fixed for purchase by our board, and so long as payment of the purchase price for the shares to be so redeemed shall have been made or duly provided for, the holder of any excess shares so called for purchase shall cease to be entitled to distributions, voting rights and any and all other benefits with respect to such shares, except the right to payment of the purchase for the shares. Our board may, in its sole discretion, adopt, amend or repeal bylaws providing additional measures to enforce ownership limits described above.

        In addition, our bylaws restrict the amount of shares that individual shareholders may own. These restrictions are intended to assist with REIT compliance under the Code and otherwise to promote our orderly governance.

        Our bylaws provide that no person may own, or be deemed to own by virtue of the attribution provisions of the Code more than 9.8% of the number or value of any class or series of our outstanding shares. Our bylaws also prohibit any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the Code or would otherwise cause us to fail to qualify as a REIT.

        Our board, in its discretion, may exempt a proposed transferee from the share ownership limitation if, in its discretion, it determines (1) the ownership of shares by such person would not result in our being closely held under Section 856(h) of the Code or our otherwise failing to qualify as a REIT; (2) such person does not and will not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.8% interest in the tenant; (3) the ownership of shares in excess of the ownership limit pursuant to the exception requested would not cause a default under the terms of any contract to which we or any of our subsidiaries are party or reasonably expects to become a party and (4) the ownership of shares in excess of the ownership limit is in our best interest. In connection with any requested exemption, our board may require such rulings from the Internal Revenue Service or opinions of counsel as it deems advisable in order to determine or ensure our status as a REIT and such representations, undertakings and agreements it deems advisable in order for it to make the foregoing determinations.

        In determining whether to grant an exemption, our board may, but need not, consider, among other factors, the following:

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  the general reputation and moral character of the person requesting an exemption;

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  whether the person's ownership of shares would be direct or through ownership attribution;

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  whether the person's ownership of shares would interfere with the conduct of our business, including our ability to acquire additional properties, additional investments in issuers currently invested in us or other issuers;

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  whether granting an exemption would adversely affect any of our existing contractual arrangements;

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  whether the person requesting an exemption has been approved as an owner by all regulatory or other governmental authorities that have jurisdiction over us; and

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  whether the person requesting an exemption is attempting a change of control or to affect our policies in a way in which the board, in its discretion, considers adverse to our or our shareholders' best interests.

        If a person attempts a transfer of our shares in violation of the ownership limitations described above, then the board is authorized and empowered to deem that number of shares which would cause the violation (a) to be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries designated by us or (b) to the fullest extent provided by law, to be void ab initio. A transfer to the chartable trust will be deemed to be effective as of the close of business on the business day prior to the date of the board's determination to have such transfer occur or at such other time determined by the board. The prohibited owner will not acquire any rights in these excess shares, will not benefit economically from ownership of any excess shares, will have no rights to distributions, will not possess any rights to vote and, to the extent permitted by law, will have no claim or other recourse against the purported transferor of such shares. Subject to Maryland law, the trustee of the charitable trust will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action, then the trustee will not have the authority to rescind and recast the vote.

        Unless otherwise directed by the board, within 20 days after receiving notice from us that our shares have been transferred to a charitable trust, or as soon thereafter as is practicable, the trustee will sell the shares and related rights held in the charitable trust to a person designated by the trustee whose ownership of the shares will not violate the ownership limitations set forth in our bylaws. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

  •
  The prohibited owner will receive the lesser of:

  (1)
  the net price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust, for example, a gift, devise or other similar transaction, the market price (as defined in our bylaws) of the shares on the day of the event causing the shares to be transferred to the charitable trust, less our and the charitable trustee's costs, expenses and compensation described below; and

  (2)
  the net price received by the trustee from the sale of the shares held in the charitable trust.

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  Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary, less the costs, expenses and compensation of the charitable trust and trustee.

        If, prior to our discovery that shares have been transferred to the charitable trust, a prohibited owner sells those shares, then:

  (1)
  those shares will be deemed to have been sold on behalf of the charitable trust; and

  (2)
  to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by a trustee, the prohibited owner must pay the excess to the trustee upon demand.

        Also, shares held in the charitable trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of:

  (1)
  the price per share in the transaction that resulted in the transfer to the charitable trust or, in the case of a devise, gift or similar transaction, the market price per share on the day of the event causing that transfer; and

  (2)
  the market price on the date we or our designee accepts the offer,

in either case less our and the charitable trustee's costs, expenses and compensation described below.

        We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. The net proceeds of the sale to us will be distributed similar to any other sale by a trustee.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of any shares that will or may violate the foregoing share ownership limitations, or any person who would have owned shares that resulted in a transfer to a charitable trust, is required to immediately give written notice to us of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and to provide to us such other information as we may request.

        Every owner of 5% or more of any class or series of our shares is required to give written notice to us within 30 days after the end of each taxable year, and also within three business days after we so request, stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns, and a description of the manner in which those shares are held. An owner who holds our shares as nominee for another person whom is required to include distributions on our shares in his or her gross income (the actual owner) is required to give written notice to us stating the name and address of the actual owner and the number of each class and series of our shares of the actual owner with respect to whom the holder of our shares is nominee. Each such shareholder and each such actual owner is required to provide us with any additional information that we may request in order to determine our status as a REIT, to determine our compliance with other applicable laws or requirements of any governmental authority or to ensure compliance with the foregoing share ownership limitations. In addition, each shareholder is required to provide us with such information as we may request, in good faith, in order to determine our status as a REIT, to determine our compliance with other applicable laws or requirements of any governmental authority and compliance with such share ownership limitations.

        Our bylaws provide that the trustee of the charitable trust is entitled to compensation, as approved by our board, and is entitled to be indemnified for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our bylaws. Any such compensation, costs and expenses may be funded from the charitable trust or by us and, if funded by us, we are entitled to reimbursement on a first priority basis from the charitable trust. We are also entitled, without limiting a shareholder's other obligations under our declaration of trust and bylaws, to collect from the charitable trust our costs and expenses incurred in the process of enforcing the ownership limitations contained in our bylaws.

        The restrictions in our bylaws described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. Our bylaws provide, however, that the fact that the settlement of any transaction takes place will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

Regulatory Compliance and Disclosure

        Our bylaws provide that any shareholder who, by virtue of such shareholder's ownership of our shares of beneficial interest or actions taken by the shareholder affecting us, triggers the application of any requirement or regulation of any federal, state, municipal or other governmental or regulatory body on us or any of our subsidiaries shall promptly take all actions necessary and fully cooperate with us to ensure that such requirements or regulations are satisfied without restricting, imposing additional obligations on or in any way limiting our business, assets, operations or prospects or any of our subsidiaries. If the shareholder fails or is otherwise unable to promptly take such actions so to cause satisfaction of such requirements or regulations, such shareholder shall promptly divest a sufficient number of our shares necessary to cause the application of such requirement or regulation to not apply to us or any of our subsidiaries. If the shareholder fails to cause such satisfaction or divest itself of such sufficient number of our shares by not later than the 10th day after triggering such requirement or regulation referred to in the bylaws, then any of our shares beneficially owned by such shareholder at and in excess of the level triggering the application of such requirement or regulation shall, to the fullest extent permitted by law, be deemed to constitute shares held in violation of the ownership limitations set forth in the bylaws. Also, our bylaws provide that if the shareholder who triggers the application of any regulation or requirement fails to satisfy the requirements or regulations or to take curative actions within such 10 day period, we may take all other actions which the board deems appropriate to require compliance or to preserve the value of our assets; and we may charge the offending shareholder for our costs and expenses as well as any damages which may result.

        Our bylaws also provide that if a shareholder, by virtue of such shareholder's ownership of our shares of beneficial interest or its receipt or exercise of proxies to vote shares owned by other shareholders, would not be permitted to vote such shareholder's shares or proxies for such shares in excess of a certain amount pursuant to applicable law but the board determines that the excess shares or shares represented by the excess proxies are necessary to obtain a quorum, then such shareholder shall not be entitled to vote any such excess shares or proxies, and instead such excess shares or proxies may, to the fullest extent permitted by law, be voted by the Advisor (as defined in our declaration of trust) or another person designated by the board, in proportion to the total shares otherwise voted on such matter.

Business Combinations

        The MGCL contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland real estate investment trusts like us. Under the MGCL, business combinations such as mergers, consolidations, share exchanges and the like between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. Under the MGCL the following persons are deemed to be interested shareholders:

  •
  any person who beneficially owns 10% or more of the voting power of the trust's shares; or

  •
  an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

        After the five-year prohibition period has ended, a business combination between a trust and an interested shareholder must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast; and

  •
  the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

        The shareholder approvals discussed above are not required if the trust's shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

        The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of the trust prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the MGCL if the board approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board may provide that its approval is subject to compliance with any terms and conditions determined by the board.

        Our declaration of trust provides that we have elected not to be governed by these provisions of the MGCL. Our declaration of trust requires that business combinations between us and a beneficial holder of 10% or more of our outstanding shares ("interested shareholder") be approved by the affirmative vote of the holders of at least 75% of the shares unless (1) our board by unanimous vote or written consent shall have expressly approved in advance the acquisition of the outstanding shares that caused the interested shareholder to become an interested shareholder or shall have approved the business combination prior to the interested shareholder involved in the business combination having become an interested shareholder; or (2) the business combination is solely between us and a 100% owned affiliate of us.

Control Share Acquisitions

        The MGCL contains a provision which regulates control share acquisitions. This provision also applies to Maryland real estate investment trusts. The MGCL provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute of the MGCL does not apply to the following:

  •
  shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

  •
  acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

        Our bylaws contain a provision exempting from the control share statute of the MGCL any and all acquisitions by any person of our shares. This provision may be amended or eliminated at any time in the future.

Rights Plan

        In October 1994, our board adopted a shareholders' rights plan which provides for the distribution of one junior participating preferred share purchase right for each common share. This plan was renewed on March 10, 2004. Each right entitles the holder to buy 1/100th of a junior participating preferred share (or in certain circumstances, to receive cash, property, common stock or our other securities) at an exercise price of $50 per 1/100th of a junior participating preferred share, and at an exercise price of $25 per 1/100th of a junior participating preferred share for rights granted under our renewed plan from and after October 17, 2004.

        Initially, the rights are attached to common shares. The rights will separate from the common shares upon a rights distribution date which is the earlier of (1) 10 business days following a public announcement by us that a person or group of persons has acquired, or has obtained the right to acquire, beneficial ownership of 10% or more of the outstanding common shares or (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person acquiring beneficial ownership of 10% or more of the outstanding common shares. In each instance, the board may determine that the distribution date will be a date later than 10 days following the triggering event.

        Until they become exercisable, the rights will be evidenced by the certificates for common shares and will be transferred with and only with such common share certificates. The surrender for transfer of any certificates for common shares outstanding will also constitute the transfer of the rights associated with the common shares evidenced by such certificates.

        The rights are not exercisable until a rights distribution date and, under the renewed plan, will expire at the close of business on October 17, 2014, unless earlier redeemed or exchanged by us as described below. Until a right is exercised, the holder thereof, as such, has no rights as a shareholder of us including, without limitation, the right to vote or to receive dividends.

        Upon the occurrence of a "flip-in event", each holder of a right will have the ability to exercise it for a number of common shares (or, in certain circumstances, other property) having a current market price equal to two times the exercise price of the right. Notwithstanding the foregoing, following the occurrence of a "flip-in event", all rights that are, or were held by beneficial owners of 10% or more of our common stock will be void in several circumstances described in the rights agreement. Rights will not be exercisable following the occurrence of any "flip-in event" until the rights are no longer redeemable by us as set forth below. A "flip-in event" occurs when a person or group of persons acquires more than 10% of the beneficial ownership of the outstanding common shares pursuant to any transaction other than a tender or exchange offer for all outstanding common shares on terms which a majority of our independent trustees determine to be fair to and otherwise in the best interests of us and our shareholders.

        A "flip-over event" occurs when, at any time on or after the announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares, we take part in a merger or other business combination transaction (other than certain mergers that follow a fair offer) in which we are not the surviving entity or the common shares are changed or exchanged or 50% or more of our assets or earning power is sold or transferred. Upon the occurrence of a "flip-over event" each holder of a right (except rights which previously have been voided, as set forth above) will have the option to exchange their right for a number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of the right.

        The purchase price and the number of junior participating preferred shares issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. We will make a cash payment in lieu of any fractional shares resulting from the exercise of any right. We have 10 days from the date of an announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares to redeem the rights in whole, but not in part, at a price of $.01 per right, payable, at our option in cash, common shares or other consideration as our board may determine. Immediately upon the effectiveness of the action of our board ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

        The terms of the rights, other than key financial terms and the date on which the rights expire, may be amended by our board prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our board only in order to:

  •
  cure ambiguities, defects or inconsistencies;

  •
  make changes which do not adversely affect the interests of holders of rights (other than the rights of a person that has obtained beneficial ownership of more than 10% of our outstanding shares and certain other related parties); or

  •
  to shorten or lengthen any time period under the rights agreement.

        However, no amendment to lengthen the time period governing redemption is permitted to be made at such time as the rights are not redeemable.

        In connection with the adoption of our shareholders rights plan, our board has established an authorized but unissued class of 3,500,000 junior participating preferred shares, par value $1.01 per share. Certain preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of our junior participating preferred shares, when and if issued, are described below.

        The following is a summary of the material terms of the junior participating preferred shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information."

        If issued, the holder of each junior participating preferred share is entitled to quarterly dividends in the greater amount of $5.00 or 100 times the quarterly per share dividend, whether cash or otherwise, declared upon our common shares. Dividends on the junior participating preferred shares are cumulative. Whenever dividends on the junior participating preferred shares are in arrears, we may not declare or pay dividends, make other distributions on, or redeem or repurchase our common shares or other shares ranking junior to the junior participating preferred shares. If we fail to pay such dividends for six quarters, the holders of the junior participating preferred shares will be entitled to elect two trustees.

        If issued, the holder of each junior participating preferred share is entitled to 100 votes on all matters submitted to a vote of the shareholders, voting (unless otherwise provided in our declaration of trust or bylaws) together with holders of our common shares as one class. The junior participating preferred shares are not redeemable. Upon our liquidation, dissolution or winding up, the holders of our junior participating preferred share are entitled to a liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends, prior to payment of any distribution in respect of our common shares or any other shares ranking junior to the junior participating preferred shares. Following payment of this liquidation preference, the holders of junior participating preferred shares are not entitled to further distributions until the holders of our common shares have received an amount per common share equal to the liquidation preference paid on the junior participating preferred shares divided by 100, adjusted to reflect events such as share splits, share dividends and recapitalizations affecting our common shares. Following the full payment of this amount to the common shareholders, holders of junior participating preferred shares are entitled to participate proportionately on a per share basis with holders of our common shares in the distribution of the remaining assets to be distributed in respect of shares in the ratio of one one hundredth of the liquidation preference to one, respectively. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the junior participating preferred shares are subject to the superior preferences, conversion or other rights, voting powers, restrictions, limitation as to dividends or other distributions, qualifications and terms and conditions of redemption of our Series B, Series C and Series D preferred shares and any other senior series or class of our preferred shares which our board shall, from time to time, authorize and issue.

Amendment to our Declaration of Trust, Dissolution and Mergers

        Under the Maryland REIT Law, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by at least two-thirds of all shares entitled to be cast on the matter. The Maryland REIT Law allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority. Our declaration of trust provides for approval of an amendment of the declaration of trust (except amendments to certain provisions of the declaration of trust) by a majority of shares entitled to vote on these actions provided the amendment in question has been approved by a majority of our board (including a majority of our independent trustees). Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our board. Our declaration of trust also permits our board to effect changes in our unissued shares, as described more fully above. In addition, as permitted by the Maryland REIT

Law and our declaration of trust, our board of trustees has the power to amend our declaration of trust to change our name without shareholder approval.

Anti-Takeover Effect of Maryland Law and of our Declaration of Trust and Bylaws

        The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

  •
  the limitation on ownership and acquisition of more than 9.8% of our shares;

  •
  the classification of our board into classes and the election of each class for three-year staggered terms;

  •
  the requirement of a two-thirds majority vote of shareholders for removal of our trustees;

  •
  the fact that the number of our trustees may be fixed only by vote of our board and that a vacancy on our board may be filled only by the affirmative vote of a majority of our remaining trustees and the limitations on our shareholders' abilities to act without a meeting;

  •
  the advance notice requirements for shareholder nominations for trustees and other proposals;

  •
  the business combination provisions of our declaration of trust, if our board's unanimous approval of a combination is not obtained;

  •
  the control share acquisition provisions of the MGCL, if the applicable provision in our bylaws is rescinded; and

  •
  the power of our board to authorize and issue additional shares, including additional classes of shares with rights defined at the time of issuance, without shareholder approval.

PLAN OF DISTRIBUTION

        We are registering the common shares offered hereby on behalf of the selling shareholder. As used herein, "selling shareholder" includes the limited partners of the selling shareholder selling shares received after the date of this prospectus from the named selling shareholder as a partnership distribution or other non-sale-related transfer. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage fees and commissions and similar selling expenses, if any, attributable to the sale of shares offered hereby which will be borne by the selling shareholder. Sales of the shares offered hereby may be effected by the selling shareholder from time to time in one or more types of transactions (which may include block transactions) on the NYSE or any other stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. Such transactions may or may not involve brokers or dealers. The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, and that there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling shareholder.

        The selling shareholder may effect these transactions by selling the shares offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary brokerage commissions).

        The selling shareholder and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the disposition of the shares offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We and the selling shareholder have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

        Because the selling shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales in the market.

        The selling shareholder also may resell all or a portion of the shares offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144 or another exemption under the Securities Act.

        Upon our being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

  •
  the name of such selling shareholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the initial price at which such shares are being sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        In addition, upon our being notified by the named selling shareholder that a donee, pledgee, transferee or other successor-in-interests intends to sell more than 500 shares, a supplement to this prospectus will be filed, if required.

        The securities offered hereby were originally issued to the selling shareholder pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act and to keep the registration statement of which this prospectus is a part effective until the date which is the earliest of the date (1) all of the common shares issued to the selling shareholder in consideration for the Properties may be immediately sold without registration, and without restriction as to the number of securities to be sold, pursuant to Rule 144 of the Securities Act or (2) on which the selling shareholder no longer owns any of the common shares issued in consideration for the Properties. We have agreed to pay all registration expenses in connection with this offering.

        We will not receive any proceeds from sales of any securities by the selling shareholder.

        We cannot assure you that the selling shareholder will sell all or any portion of the securities offered hereby.

 LEGAL MATTERS

        Venable LLP, Baltimore, Maryland, will pass upon the validity of the offered securities for us.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Current Report on Form 8-K dated October 21, 2008 for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. This prospectus is part of a registration statement and does not contain all of the information set forth in the registration statement. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at www.sec.gov or by accessing our internet site at www.hrpreit.com. Website addresses are included in this prospectus as textual references only and the information in such websites is not incorporated by reference into this prospectus or related registration statement.

        Our common shares are traded on the NYSE under the symbol "HRP," and you can review similar information concerning us at the office of the NYSE at 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

        We incorporate by reference the documents listed below and any filings made after the date of the initial filing of the registration statement of which this prospectus is a part made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, until the offering of the securities made by this prospectus is completed or terminated:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (except for items 6, 7 and 15 which are incorporated by reference from our Current Report on Form 8-K dated October 21, 2008);

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

  •
  our Current Reports on Form 8-K dated March 31, 2008, June 18, 2008, October 9, 2008 and October 21, 2008;

  •
  the description of our common shares contained in our registration statement on Form 8-A dated November 8, 1986, as amended by a Form 8-A/A dated July 30, 1991;

  •
  the description of our junior participating preferred shares contained in our registration statement on Form 8-A dated October 20, 1994;

  •
  the description of our 8 3/4% Series B Cumulative Redeemable Preferred Shares contained in our registration statement on Form 8-A dated September 6, 2002;

  •
  the description of our 7 1/8% Series C Cumulative Preferred Shares contained in our registration statement on Form 8-A dated February 3, 2006; and.

  •
  the description of our 6 1/2% Series D Cumulative Convertible Preferred Shares contained in our registration statement on Form 8-A dated October 5, 2006.

        We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this prospectus. You may obtain this information at no cost by writing or telephoning us at: 400 Centre Street, Newton, Massachusetts, 02458, (617) 332-3990, Attention: Investor Relations.

STATEMENT CONCERNING LIMITED LIABILITY

        THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING HRPT PROPERTIES TRUST, DATED JULY 1, 1994, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS AND SUPPLEMENTS THERETO, AS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME "HRPT PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST, AS SO AMENDED AND SUPPLEMENTED, COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF HRPT PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, HRPT PROPERTIES TRUST. ALL PERSONS DEALING WITH HRPT PROPERTIES TRUST IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF HRPT PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities, other than underwriting discounts and commissions.

Registration Fee Under Securities Act	$221.78
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	10,000
Printing and Engraving Expenses	5,000
Miscellaneous Fees and Expenses	5,000

Total:	$70,221.78

Item 15.    Indemnification of Directors and Officers

        To the maximum extent permitted by Maryland law, our declaration of trust and bylaws include provisions limiting the liability of our present and former trustees and officers for money damages and obligating us to indemnify them against any claim or liability to which they may become subject by reason of their status or actions as our present or former trustees or officers. Our declaration of trust also obligates us to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding.

        The Maryland REIT Law permits a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Additionally, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of that corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        We have also entered into indemnification agreements with our trustees and certain of our officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

        The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is therefore unenforceable.

        Reference is made to our bylaws filed as Exhibit 3.1 to our Current Report on Form 8-K dated March 31, 2008, our declaration of trust, as amended and supplemented, filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, and our indemnification agreements with our trustees and officers, a representative copy of which is filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

        In addition, the registration rights agreement (Exhibit 4.19) pursuant to which we filed this registration statement contains provisions for indemnification by the selling shareholder of our officers, trustees and controlling persons.

Item 16.    Exhibits

Exhibit No.	Description
4.1	Composite Copy of Third Amendment and Restatement of Declaration of Trust, dated July 1, 1994, as amended(1)
4.2	Articles Supplementary, dated November 4, 1994(2)
4.3	Articles Supplementary, dated May 13, 1997(2)
4.4	Articles Supplementary, dated May 22, 1998(2)
4.5	Articles Supplementary, dated May 10, 2000(3)
4.6	Articles Supplementary, dated September 6, 2002(4)
4.7	Articles Supplementary, dated June 17, 2003(5)
4.8	Articles Supplementary, dated January 7, 2004(5)
4.9	Articles Supplementary, dated March 16, 2005(6)
4.10	Articles Supplementary, dated September 12, 2005(7)
4.11	Articles Supplementary, dated February 3, 2006(8)
4.12	Articles Supplementary, dated October 10, 2006(9)
4.13	Articles Supplementary, dated December 29, 2006(10)
4.14	Articles Supplementary, dated October 16, 2007(11)
4.15	Composite copy of Amended and Restated By-laws of the Company, as amended to date(12)
4.16	Form of Common Share Certificate(13)
4.17	Form of 8 3/4% Series B Cumulative Redeemable Preferred Share Certificate(12)
4.18	Form of 7 1/8% Series C Cumulative Redeemable Preferred Share Certificate(12)
4.19	Form of 6 1/2% Series D Cumulative Convertible Preferred Share Certificate(12)
4.20	Renewed Rights Agreement, dated as of March 10, 2004, by and between the Company and EquiServe Trust Company, N.A(14)

Exhibit No.	Description
4.21	Appointment of Successor Rights Agent, dated as of December 13, 2004, by and between the Company and Wells Fargo Bank, National Association(15)
4.22	Registration Rights Agreement, dated as of July 16, 2008, by and between the Company and Six Plus Investment Partnership, L.P.*
5.1	Opinion of Venable LLP*
8.1	Opinion of Sullivan & Worcester LLP as to certain tax matters*
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Venable LLP (included in Exhibit 5.1 hereto)*
23.3	Consent of Sullivan & Worcester LLP (included as part of Exhibit 8.1 hereto)*
24.1	Powers of Attorney of certain officers and trustees (included on signature pages)*
99.1	Voting Trust Agreement, dated as of July 16, 2008, by and between the Company, Six Plus Investment Partnership, L.P. and Reit Management & Research LLC*

*
Filed herewith.

(1)
Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

(2)
Incorporated by reference to the Company's Current Report on Form 8-K, dated May 27, 1998.

(3)
Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

(4)
Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(5)
Incorporated by reference to the Company's Current Report on Form 8-K, dated January 7, 2004.

(6)
Incorporated by reference to the Company's Current Report on Form 8-K, dated March 16, 2005.

(7)
Incorporated by reference to the Company's Current Report on Form 8-K, dated September 12, 2005.

(8)
Incorporated by reference to the Company's Current Report on Form 8-K, dated February 2, 2006.

(9)
Incorporated by reference to the Company's Current Report on Form 8-K, dated October 10, 2006.

(10)
Incorporated by reference to the Company's Current Report on Form 8-K dated December 29, 2006.

(11)
Incorporated by reference to the Company's Current Report on Form 8-K, dated October 16, 2007.

(12)
Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

(13)
Incorporated by reference to the Company's Current Report on Form 10-Q for the quarter ended June 30, 2008.

(14)
Incorporated by reference to the Company's Current Report on Form 8-K, dated March 10, 2004.

(15)
Incorporated by reference to the Company's Current Report on Form 8-K, dated December 13, 2004.

Item 17.    Undertakings

        Each of the undersigned registrants hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on November 26, 2008.

HRPT PROPERTIES TRUST
By:	/s/ JOHN C. POPEO John C. Popeo Treasurer and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and trustees of HRPT Properties Trust, hereby severally appoints John A. Mannix, John C. Popeo, Adam D. Portnoy and Barry M. Portnoy to sign for him, and in his name in the capacity indicated below, this registration statement for the purpose of registering such securities under the Securities Act of 1933, and any and all amendments thereto, and any other registration statement filed by HRPT Properties Trust pursuant to Rule 462(b) which registers additional amounts of such securities for the offering or offerings contemplated by this registration statement (a "462(b) Registration Statement"), hereby ratifying and confirming their signatures as they may be signed by their attorneys to this registration statement, any 462(b) Registration Statement and any and all amendments to either thereof.

Signature	Title	Date

/s/ JOHN A. MANNIX John A. Mannix	President and Chief Investment Officer	November 26, 2008
/s/ JOHN C. POPEO John C. Popeo	Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 26, 2008
/s/ PATRICK F. DONELAN Patrick F. Donelan	Trustee	November 26, 2008
/s/ WILLIAM A. LAMKIN William A. Lamkin	Trustee	November 26, 2008
/s/ ADAM D. PORTNOY Adam D. Portnoy	Trustee	November 26, 2008
/s/ BARRY M. PORTNOY Barry M. Portnoy	Trustee	November 26, 2008
/s/ FREDERICK N. ZEYTOONJIAN Frederick N. Zeytoonjian	Trustee	November 26, 2008